SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Avenue NE, Suite 101, Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 2 Pages

Item 5.02 (d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Data I/O Corporation compensation arrangement affecting Principal Officers

The Board of Directors of Data I/O Corporation in their regular meeting on October 22, 2008 approved changes to compensation arrangements affecting Principal Officers. The changes were made to better insure that appropriate incentives were in place to complete any change in control related transaction and transition.

The arrangements approved will result in amending the change in control agreements for Mr. Hume, CEO, and Mr. Hatlen, CFO, by deleting the provision that reduced the payment by any other severance payment and by defining that the resulting additional severance will be calculated pursuant to Data I/O’s severance policy in place immediately preceding the date of a change in control. The arrangements direct that Data I/O’s matching 401K contribution continues through the date of and vests on termination. A reimbursement allowance for outplacement services ranging from $10,000 to $20,000 based upon the officer position was added. The approved arrangements provide for cash payments after a change in control as a transaction closing related incentive of one half year’s annual salary for the CEO and CFO and as a transaction facilitation/integration incentive of 3 months salary for Mr. Weigelt.

Assuming the amended change in control provisions were triggered now and termination occurred, the additional compensation and reimbursements paid to Messrs. Hume, Hatlen and Weigelt would be approximately $252,000, $197,000 and $58,000 respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               Data I/O Corporation

October 28, 2008                                   By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer